Exhibit 10-i
The Advanta Corp.
Supplemental Executive Insurance Program
Effective April 2, 2007
ARTICLE I — Establishment and Purpose
Advanta Corp. (the “Company”) hereby establishes a nonqualified deferred compensation plan for certain designated senior executives (the “Participants,” as hereinafter defined), effective as of April 2, 2007 (the “Effective Date”), and known as the Advanta Corp. Supplemental Executive Insurance Program (the “SEIP”), for the purpose of reimbursing the Participants for certain unanticipated costs to them associated with the Company’s existing program of life insurance for their benefit and/or the benefit of their family members by providing certain supplemental payments on a regular, periodic basis commencing immediately and continuing beyond their retirement from active employment with the Company, subject to certain vesting requirements, all as set forth herein. The principal purpose of the SEIP is to provide the Participants with these benefits in order to encourage their continued employment with the Company and to reward them for their long and valuable service with and efforts for the Company, and to provide the Participants, as closely as possible, with certain benefits that were originally intended to be provided for them through the Company’s program of life insurance benefits.
ARTICLE II — Definitions
2.1 “Board” means the Board of Directors of the Company.
2.2 “Cause” means conduct by the Participant consisting of any of the following:
(a) The willful and continued failure by the Participant to substantially perform his or her duties which the Participant fails to cure (other than any such failure resulting from incapacity due to physical or mental illness or an Extended Leave of Absence) after ten (10) days from a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties; or
(b) The willful engaging by the Participant in conduct which is clearly and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company.
Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a written determination of the Committee issued pursuant to a meeting of the Committee (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before the Committee) finding that in the good faith opinion of the Committee the Participant was guilty of conduct set forth above in this Section 2.2 and specifying the particulars thereof in detail.
2.3 “Change of Control” shall have the same meaning as that set forth in the Company’s 2000 Omnibus Stock Incentive Plan or as set forth in such other stock incentive plan as may be established by the Company that amends or replaces the Company’s 2000 Omnibus Stock Incentive Plan.
2.4 “Committee” shall mean the Compensation Committee of the Board or such other subcommittee of the Board as may be established by the Board to administer the SEIP.
2.5 “Disability” means any medical or physical condition that constitutes a long-term disability for purposes of the Company’s long-term disability plan or such Company provided long-term disability insurance coverage as may be in effect from time to time. In the event there is no such plan or Company provided disability coverage in effect, then Disability shall mean a condition that the Committee determines to constitute a medically determinable physical or mental condition that is reasonably expected to prevent the Participant form being able to engage in substantial gainful activity and that can reasonably be expected to be of long-continued or indefinite duration or to result in the Participant’s death.
2.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.
2.7 “Participant” shall have the meaning set forth in Section 3.1.
2.8 “Participant Anticipated Insurance Premium Amount” means certain payments to be made to each Participant each Plan Year, based on the determination made under this Section 2.8 of the amount that should be paid as an additional insurance premium or premiums, if any, which a Participant would need to pay in order to keep the applicable Participant Insurance Policy or Policies in force with an aggregate death benefit equal to the Participant Insurance Coverage for the Participant’s life (the “Individual Policies”) or, with respect to policies providing for payments on the last to die of the Participant and his spouse, until the death of the last to die of the Participant and his spouse (the “Second-to-Die Policies). For purposes of determining whether any additional premium or premiums are needed pursuant to this Section 2.8, the aggregate death benefit with respect to a Participant’s Individual Policies and the aggregate death benefit with respect to a Participant’s Second-to-Die Policies, if applicable, shall not be aggregated together. The Participant Anticipated Insurance Premium Amount determined under this Section 2.8 shall be determined as of the last day of each Plan Year, and with respect to each Participant, by a Chartered Life Underwriter or other similarly qualified insurance professional (the “Insurance Analyst”) acceptable to both the Participant and to the Company, and who will determine the amount of the Participant Anticipated Insurance Premium Amount to be paid to the Participant for a Plan Year using in-force policy analyses based on reasonable actuarial assumptions and on the basis of the following:
(a) the Insurance Analyst shall make a determination of the period of time the policy needs to remain in force, using reasonable assumptions regarding each Participant for the Participant’s lifetime (or the joint lives of the Participant and his spouse, as the case may be);
(b) the Insurance Analyst shall produce or coordinate with the insurance carrier to produce an in-force policy analysis for each Participant Insurance Policy for the period determined under Section 2.8(a) above, taking into account reasonable assumptions concerning the rate of return on investments within the Participant Insurance Policy and projected costs of mortality and expense; and
(c) the Insurance Analyst shall, in making the determination under Section 2.8(b), assume that the aggregate death benefit under the Participant’s Individual Policies and/or Second-to-Die Policies is not decreased at any time below the amount originally specified in the Schedule of Participant Insurance Coverage.
The amount determined as the Participant Anticipated Insurance Premium Amount under this Section 2.8 shall be the amount, if any, that represents the single payment that would be required as of the computation date for the in-force policy analysis; provided, however, that the amount that will actually be paid shall be amortized over a five year period, so that five annual payments shall be made to the Participant, such payments having a present value equal to the single payment amount as calculated hereunder. The Participant Anticipated Insurance Premium Amount with respect to a Participant Insurance Policy will be $0 if it is determined that no further premium payments are needed to keep such Participant Insurance Policy in force as required hereunder, taking into account for these purposes the projected rate of return on the underlying Participant Insurance Policy used in the calculation set forth in Section 2.8(b), above and any residual amounts required to be paid by reason of a prior determination of the Participant Anticipated Insurance Premium Amount.
The periodic calculation of the amount of the Participant Anticipated Insurance Premium Amount for each Participant, as described above, shall take into account the actual Participant Insurance Policy value only if amounts corresponding to the amounts previously calculated as annual payments were actually used to pay premiums on the Participant Insurance Policy. In the event these amounts were not so used to pay premiums on the Participant Insurance Policy, the subsequent calculation of the Participant Anticipated Insurance Premium Amount shall be determined by reference to a hypothetical value of the Participant Insurance Policy, determined as though such amounts were paid as premiums on such Participant Insurance Policy. An additional determination of a Participant Anticipated Insurance Premium Amount shall be made in the event the Participant receives notice from any insurance carrier that a Participant Insurance Policy is projected to lapse within one year.
2.9 “Participant Insurance Coverage” means the amount of life insurance coverage set forth in the Schedule of Participant Insurance Coverage attached hereto as Exhibit A.
2.10 “Participant Insurance Policies” shall mean with respect to each Participant, those Individual Policies and Second-to-Die Policies identified on the Schedule of Participant Insurance Policies attached hereto as Exhibit A or such other insurance policies as may be established in the future as a means for maintaining the required level of Participant Insurance Coverage.
2.11 “Participant Tax Liability” means the tax liability determined with respect to each Participant that arises annually from the imputed income attributable to the Participant Insurance Coverage under applicable IRS rules and regulations, and the gift tax liabilities, if any, attributable to the present ownership of the Participant Insurance Policy (all such calculations of Participant Tax Liability being based on the application of the highest marginal tax rates then applicable (including federal income and gift taxes, and any applicable state and local taxes).
2.12 “Plan Year” shall mean the calendar year; provided, however, that the first Plan Year shall be the period from the Effective Date through December 31, 2007. With respect to payments to be made during the first Plan Year, all determinations of amounts payable that are to be made as of the end of a prior Plan Year shall be calculated as of December 31, 2006.
2.13 “Tax Gross-Up Amount” means an amount that is determined as sufficient to reimburse the Participant, on a net, after tax basis, for the taxes the Participant is required to pay on the amounts paid under Sections 4.1(a) and (b) of the SEIP.
2.14 “Top Hat Plan” means a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.
ARTICLE III — Participation, Vesting and Retirement Benefits
3.1 Eligibility to Participate in the SEIP. Participation in the SEIP is limited to William Rosoff and Dennis Alter, who are the members of the Office of the Chair as of the date the SEIP is adopted (referred to herein as the “Participants”). This limited participation is intended to be consistent with the status of the SEIP as a Top Hat Plan.

3.2 Vesting.
(a) Normal Vesting. Each Participant in the SEIP shall become fully vested upon attainment of age 70 or at the time there is a Change of Control of the Company; provided the Participant has remained continuously employed by the Company through that date. In the event a Participant’s employment with the Company terminates prior to becoming fully vested for any reason other than the Participant’s death or Disability, a pro-rata portion of the Participant’s benefit shall be vested (and the unvested portion shall be forfeited), the vested portion being determined by reference to the number of months of completed service from the date of adoption of the SEIP through such termination of employment, as a portion of the number of months of service that would have been completed had the Participant remained employed by the Company through his 70th birthday. Notwithstanding anything to the contrary contained herein, payments of benefits hereunder made during a Participant’s continued employment with the Company shall be fully vested when made.
(b) Accelerated Vesting. In addition to vesting in accordance with Section 3.2(a), above, a Participant’s benefit hereunder shall also be fully vested if the Participant’s employment with the Company terminates by reason of the Participant’s death or Disability.
3.3 Forfeiture of Plan Benefits.
(a) The Participant shall forfeit that portion of his Plan benefit that has not become vested, as provided above, as of his termination of employment with the Company.
(b) Notwithstanding anything in the SEIP to the contrary, except following the occurrence of a Change of Control, the Participant’s entire benefit under the SEIP shall be forfeited
(i) in the event the Participant’s employment with the Company is terminated for Cause; or
(ii) in the event the Participant engages, without the consent of the Company, in any activities described in Section 3.4 (Impermissible Competition).
3.4 Impermissible Competition with the Company. The Participant shall be deemed to be engaged in impermissible competition with the Company if the Committee determines that he is, without its consent, directly or indirectly engaged in activities (similar or reasonably related to those in which the Participant engaged as an employee of the Company during the two years immediately preceding the termination of the Participant’s employment with the Company) or rendering services (similar or reasonably related to those the Participant rendered to the Company during such two years), in either case with or to any firm or business organization which directly competes with the Company in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established. In the event the Participant engages in impermissible competition with the Company as described in this Section 3.4, he shall forfeit his rights to any payments of benefits under the SEIP that have not previously been paid. Notwithstanding the foregoing, the Committee may grant to the Participant written approval(s) to engage personally in any activity or render services referred to in this Section 3.4 if it determines that such activity would not be detrimental to the Company. This Section 3.4 shall also cease to be in effect following the occurrence of a Change of Control.
ARTICLE IV — Amount, Form, and Payment of Plan Benefits
4.1 Plan Benefit Payments. Each Participant shall be entitled to payments of benefits under the SEIP on an annual basis, with the amount of the benefit for a Plan Year being determined by adding the following components:
(a) The Participant Tax Liability;
(b) The Participant Anticipated Insurance Premium Amount; and
(c) The Tax Gross-Up Amount.
The determination of the amount payable for a specific Plan Year shall be determined during the first quarter of such Plan Year, and the amount payable shall then be paid as described below. The Participant Tax Liability and the Tax Gross-Up Amount for each Plan Year shall be determined by reference to the amounts of income anticipated to be recognized as taxable income for such Plan Year and such amount shall be paid to the Participant in a single payment or in such other installments as may be established by the Committee, provided however, that all such installments of the amount payable for a Plan Year shall be paid during hat same Plan Year, notwithstanding the fact that some portion of the actual tax liability may not actually be paid by the Participant until a date that occurs during a subsequent Plan Year. All amounts that are paid to a Participant as a reimbursement of such Participant’s tax liability shall in all events be paid at a time and in a manner that is compliant with the relevant provisions of Code Section 409A (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to Code Section 409A as may be in effect from time to time). The Participant Anticipated Insurance Premium Amount shall be paid in five annual payments over a five year period in accordance with Section 2.8(c) above.
4.2 Termination of Payments. The last payment under the SEIP shall be the payment made, if any, for the quarter following the quarter in which occurs the death of the Participant (or the death of the last to die of the Participant and his spouse, with respect to certain payments to Dennis Alter).

4.3 Vesting of Benefits and Payments Following Termination of Employment. During a Participant’s continued employment with the Company, payments of benefits hereunder are fully vested and shall be made as described above. Following a Participant’s termination of employment with the Company, however, unless the Participant’s has become fully vested in his benefit under the SEIP, the payments otherwise provided for under the SEIP shall only be made to the extent of such Participant’s vested interest.
4.4 Compliance with Tax Laws. Notwithstanding anything to the contrary herein, no benefit under the SEIP shall be distributed at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment shall be permitted if such alternative benefit form would violate Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time). The intent of this provision is to ensure that no additional tax liabilities are imposed on the benefits provided under the SEIP under Code Section 409A, and may require, for example, a delay in commencement of benefits until six months after the Participant’s separation from service, or implementation of procedures requiring advance notification of any request for an alternative distribution form.
ARTICLE V — Administration
5.1 Committee. This Plan shall be administered by the Committee. Subject to the provisions of the SEIP, the Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Notwithstanding the foregoing, the Company shall act as the SEIP administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.
5.2 Agents. In the administration of this Plan, the Board may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the SEIP.
5.3 Committee Determinations Binding. The decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with this Plan shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.

5.4 Indemnification. The Company shall indemnify and hold harmless the Committee and its individual members against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.
5.5 Expenses. The Company shall bear all expenses of administration of this Plan.
5.6 Claims.
A Participant or a Participant’s beneficiary for benefits under the SEIP may file a written claim for benefits under the SEIP with the Committee, if he believes that he is entitled to receive benefits under the SEIP but is not receiving benefits under the SEIP or if he is receiving benefits under the SEIP, but disputes the amount and/or form of benefits received. Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances which are relevant to the claim.
If, pursuant to the provisions of the SEIP, the Company denies the claim of the Participant or the Participant’s beneficiary for benefits under the SEIP, the Company shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:
(a) the specific reasons for such denial;
(b) the specific reference to the SEIP provisions on which the denial is based;
(c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and
(d) an explanation of the SEIP’s claim review procedure and the time limitations of this subsection applicable thereto.
The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Company of the denied claim by notifying the Company in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Company in writing. The Company shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

In the event a Participant or a Participant’s beneficiary brings a claim for benefits and that claim is denied, the Participant or the beneficiary, as the case may be, shall be entitled to be reimbursed for all legal fees, costs and other expenses incurred in connection with enforcing his or her claim for benefits if the Participant or beneficiary successfully litigates such claim, and the amount of such legal fees, costs and other expenses shall be paid as soon as reasonably practicable following any such determination, consistent with the relevant requirements for reimbursements to be exempted from the application of Code Section 409A (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to Code Section 409A as may be in effect from time to time).
ARTICLE VI — Miscellaneous
6.1 Unfunded Plan; No Interest in Specific Assets. Neither the Participant nor any of his beneficiaries, heirs, successors, or assigns shall have any secured legal or equitable rights, interests, or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
6.2 Trust Fund.
(a) At its discretion, the Company may establish one or more grantor trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent any benefits provided under this Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
(b) At its discretion, the Company may, in addition to or in lieu of establishing one or more grantor trusts as described in clause (a) above, take other actions to fund the benefits provided for under this Plan, but in no event shall the Company establish any funding mechanism which would result in the SEIP failing to qualify as a Top Hat Plan exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
6.3 Non-alienation; Non-assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable, provided that a Participant may assign the right to receive such amounts to trusts or limited partnerships established for the benefit of the Participant’s spouse or children. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
6.4 No Right to Continued Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.
6.5 Invalid Provisions. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
6.6 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.
6.7 Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from payments made pursuant to the SEIP amounts sufficient to satisfy such tax withholding requirements.
6.8 Governing Law. The provisions of this agreement shall be construed and interpreted according to the laws of the State of Pennsylvania except as preempted by Federal law.
ARTICLE VII — Change of Control
In the event there is a Change of Control and the payment of any benefits required to be made hereunder are determined to constitute “excess parachute payments” (as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute), additional cash payments shall be made to the Participant such that, after payment of all federal, state and local income taxes and federal excise taxes on such excess parachute payments and on the additional cash payments made under this Article VII, the Participant will have a net amount equal to the amount the Participant would have received under the terms of this Plan (but not including the additional payments under this Article VII) if no portion of such payments and/or benefits were treated as excess parachute payments for purposes of Code Section 280G.
ARTICLE VIII — Amendment and Termination
While the Company intends and expects the SEIP to continue to fulfill its purposes and serve the best interests of the Company in its present form, the Company reserves the right to amend or terminate the SEIP at any time; provided, however, that no such amendment or termination shall, without the consent of the Participant, eliminate or reduce the Participant’s benefit under the SEIP.
IN WITNESS WHEREOF, the Company has executed this Plan, effective as of the date set forth above.

ADVANTA CORP.
By:	/s/ Jay A. Dubow
	Name:	Jay A. Dubow
	Title:	Senior Vice President, Secretary and General Counsel

Exhibit A
The Advanta Corp. Supplemental Executive Insurance Program
Participant Insurance Coverage
Dennis Alter — 2nd to Die Policies: Participant Insurance Coverage: $50 million in the aggregate

Carrier	Policy Date
John Hancock	5/6/93
Prudential	6/14/93
Dennis Alter — Individual Policies: Participant Insurance Coverage: $15 million in the aggregate

Carrier	Policy Date
Pacific Life	6/28/93
Pacific Life	6/4/93
Pacific Life	6/21/94
TransAmerica	8/19/94
John Hancock	8/15/07
Bill Rosoff — Individual Policies: Participant Insurance Coverage: $5 million in the aggregate

Carrier	Policy Date
Guardian	6/20/97
Guardian	6/20/97
Guardian	12/20/95